OFFICER'S CERTIFICATE
                         ANNUAL STATEMENT OF COMPLIANCE

                       Citicorp Mortgage Securities, Inc.
                         Remic Pass-through Certificates
                              Per The Attached List
                       ----------------------------------


      I, Patsy M. Barker, Vice President of Citicorp Mortgage, Inc. ("CMI"), pursuant to the Subservicing Agreements (the "Subservicing Agreements") under which Citicorp Mortgage Securities, Inc. has delegated duties required to be performed by it under the Pooling and Servicing Agreements (the "Pooling Agreements") relating to the above-referenced Certificates to CMI, hereby certify that:

            (A) A review of the activities of CMI during the preceding calendar year and of its performance as subservicer under the Subservicing Agreements and Pooling Agreements has been made under my supervision; and

            (B) To the best of my knowledge, based on such review, CMI has fulfilled all of its oligations as subservicer under the Subservicing Agreements and Pooling Agreemens throughout the preceding calendar year.

      IN WITNESS WHEREOF, I have executed this certificate as of march 31, 1997.


                                                   By: /s/  Patsy M. Barker
                                                      -------------------------
                                                   Name:    Patsy M. Barker
                                                   Title:   Vice President

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        CITICORP MORTGAGE SECURITIES, INC

Series  1992-20, 1992-20FX AND 1992-20HK
        1993-2
        1993-4
        1993-6,  1993-6FX AND 1993-6HK
        1993-8,  1993-8FX AND 1993-8HK
        1993-10
        1993-12
        1993-14
        1994-2
        1994-4,  1994-4FX AND 1994-4HK
        1994-6
        1994-8
        1994-10
        1994-12, 1994-12FX AND 1994-12HK
        1995-1,  1995-1P AND 1995-1D
        1996-1,  1996-1P AND 1996-1D